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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940



          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:     WARBURG, PINCUS JAPAN GROWTH FUND, INC.

Address of Principal Business Office (No. & Street, City,
     State, Zip Code):

                             466 Lexington Avenue
                         New York, New York 10017-3147

        Telephone Number (including area code):  (212) 878-0600

               Name and address of agent for service of process:

                              Mr. Eugene P. Grace
                    Warburg, Pincus Japan Growth Fund, Inc.
                             466 Lexington Avenue
                         New York, New York 10017-3147

                                  Copies to:

                            Rose F. DiMartino, Esq.
                           Willkie Farr & Gallagher
                              One Citicorp Center
                             153 East 53rd Street
                           New York, New York 10022

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
     N-8A:  Yes [X]   No [ ]


















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                                  SIGNATURES


          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 10th day of October, 1995.



                              WARBURG, PINCUS JAPAN GROWTH
                                FUND, INC.



                              By: /s/ Arnold M. Reichman
                                  Arnold M. Reichman
                                  President


ATTEST:

 /s/ Eugene P. Grace